                                                                    Exhibit 99.1

                          TUDOR FUND FOR EMPLOYEES L.P.

                            c/o Second Management LLC
                                1275 King Street
                               Greenwich, CT 06831

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                 March 28, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Second Management LLC has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                                Very truly yours,

                                                Tudor Fund For Employees L.P.
                                                By:  Second Management LLC,
                                                     General Partner

                                                /s/ John R. Torell

                                                John R. Torell
                                                Managing Director and Chief
                                                Financial Officer